BROTHERS
                                 GOURMET COFFEES
                                  [LETTERHEAD]

Contact:

Barry Bilmes
Brothers Gourmet Coffees, Inc.
(407)995-2600

                       BROTHERS GOURMET COFFEES ANNOUNCES
                              NEW CREDIT FACILITY


Brothers Gourmet Coffees, Inc. announced today that it has closed on a new $25 million long-term credit facility with Sanwa Business Credit Corporation. The facility consists of (1) up to a $15 million borrowing based, Revolving Credit Facility,(2) a $7.5 million Term Loan A and (3) a $2.5 million Term Loan B, which will become available when the Company meets certain financial targets. The Company immediately drew down the full amount of Term Loan A and approximately $5 million of the Revolving Credit Facility to repay in full, its prior lender, First Union National Bank of North Carolina.

Barry Bilmes, Vice President Finance and Administration, stated that, "We are extremely happy to close our new credit facility. We are looking forward to a strong and supportive relationship with our new lender, Sanwa Business Credit Corporation. Closing the new credit facility is a major step in the completion of the Company's restructuring program and will greatly assist the Company in its efforts to refocus its attention on its core wholesale business."

Brothers Gourmet Coffees, Inc., is the nation's leading branded roaster of wholesale gourmet coffees, offering a variety of unique gourmet coffees and packages to grocery, military, mass and specialty merchandisers, food service and warehouse club classes of trade.